NAQ/PRECISION SOFTWARE LICENSE AGREEMENT

THIS AGREEMENT ("Agreement"), made and entered into this 9th day of February 1996,

Between:
PRECISION INVESTMENT SERVICES INC
a company incorporated pursuant to the laws of British Columbia, incorporation number 357165, with a head office at 208- 700 W. Pender Street,
Vancouver, B.C. V6C 1G8 and a registered office at 900 - 525 Seymour Street,
Vancouver, B.C. V6J 4S6

(Hereinafter referred to as PI)

(Of the First Part)

And:

NORTH AMERICAN QUOTATIONS, INC
a company incorporated pursuant to the laws of the province of Ontario, incorporation number 848077 , with a head office at 1112 Hyde Park Road, London, Ontario NOM 1Z0 and a registered office at


(Hereinafter referred to as NAQ)

(Of the Second Part)

WHEREAS:

R.1, NAQ carries on the business of providing a data feed including continuous real time stock, stock options, commodity futures and commodity futures options price quotations from a number of exchanges that trade stock, stock options, commodity futures and commodity futures options and provide related information, including but not limited to technical facilities and software that facilitate the interpretation of such data feed:

R.2 NAQ is in possession of electronic data processing equipment and software that make possible their reception, processing and display of information relating to stock, stock options, commodity futures and commodity futures options prices with personal computer equipment: and

R.3 PI is in possession of software programs called Power Trader Source. When compiled this source produces executables for the following products:
PowerTrader Pro Server, PowerTrader Pro Quotes, PowerTrader Pro Analyst, PowerTrader Pro Portfolio, PowerTrader Pro Server for Excel and PowerTrader Pro


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Options  Evaluator  (hereinafter  collectively  referred to as PowerTrader Pro")
that makes possible the reception, processing and display of information relating to stock and commodity prices with personal computers; all of which is more particularly described in the features.* file contained in PowerTrader Pro. and

R.4 NAQ desires that PI provide it with an exact current copy of PowerTrader Pro which it will provide to its own Customers under its own product name "Integrity 2000" and

R.5 PI is in possession of the technical expertise to develop and provide to NAQ, software program(s) required to allow PowerTrader Pro and Integrity 2000 to receive, process and display information transmitted via NAQ's ticker feed and

R.6 PI desires that NAQ provide it with information relating to stock, stock options, commodity futures and commodity futures options prices so that PI may display such information for PI's customers in usable form on the terms contained herein.

NOW THEREFORE WITNESSETH THAT in consideration of $10.00 and other good and valuable consideration and the mutual promises and covenants herein made the parties hereto hereby agree as follows:


Article I         DEFINITIONS

1. As used in this Agreement, the following terms shall have the following meanings:

1.1      "Agreement" means this Agreement.

1.2 "Client/Server Installation" means multiple installations of Integrity 2000 software at NAQ's customer location operating over a Local Area Network (LAN).

1.3 "Customers" means subscribers in the Licensed Territory to the service provided by NAQ and a "Customer" means one subscriber:

1.4 Dollars shall refer to currency of the Dominion of Canada for installations in Canada and for installations in countries other than Canada dollars shall refer to currency of the United States of America.

1.5 "Enhancement(s)" means the difference between the then current release version and the subsequent released version to the current released version.

1.6       The  words   "Licensed   Territory"   shall  mean  all  countries  and
          territories.

1.7 "Operating Systems" means personal computer programs provided by other companies that determine how personal computers operate, such as


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          Microsoft  Corporation's  Windows 3.1,  Windows  3.11,  Windows 95 and
          Windows NT and International Business Machines' O/S2.

1.8 "Parties" means the signatories to this Agreement and a "Party" means one of the signatories.

1.9 "Private Label" means the name designated by NAQ in place of PowerTrader Pro which NAQ shall rename to "Integrity 2000".

1.10      "Release"  means  version  that  has  been   distributed  to  NAQ  for
          distribution to NAQ customers

1.11 "Source Code" means all uncompiled PowerTrader Pro programs developed by PI including all uncompiled programs developed for NAQ by PI.

1.12 "Standalone installations" means a single installation of Integrity 2000 software at NAQ's customer location.

1.13 "Ticker Feed" means all information consolidated into NAQ's broadcast transmission.

1.14      "Testing" means beta site testing.

1.15 "Ticker Interface" means programs developed by PI to process and display information from NAQ's broadcast transmission.

Article II                 LICENSE GRANT TO NAQ

2.1 In consideration of the initial payment of $5,000.00 specified in Article VI (6.2.1) hereof, PI agrees to license to NAQ, for distribution to its Customers in the Licensed Territory, the current release version of PowerTrader Pro which shall be marketed by NAQ as Integrity 2000. PI will provide NAQ with all versions of PowerTrader Pro (Integrity 2000) that operate under the Microsoft Windows Operating Systems.

2.2 PI further grants NAQ the license to make whatever copies of PowerTrader Pro (Integrity 2000) it requires to distribute to its Customers. NAQ Customers shall obtain a validation code directly from PI. To obtain the validation NAQ shall disclose to PI the Customers ID number which is to be agreed by both parties.


Article III                SOFTWARE SUPPORT

3.1 PI agrees to provide NAQ with documentation to assist in the installation and maintenance of the product. The documentation will be supplied in a format that enables NAQ to duplicate an exact copy of the supplied documentation (the manual). NAQ may choose one of the following mediums.



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          a) Laser printed camera-ready laser printed pages (600dpi resolution), suitable for duplication by photocopy or printers.

          b) Electronic postscript format, suitable for printing to a high-resolution Xerox Docutec 135 duplication machine. The necessary files can be supplied on CD-ROM, DAT tape or in compressed form on 3-1/2" floppy disks.

          c) Microsoft Word format. This is an electronic document that contains all necessary graphics and editable text. The technical content is copyright by PI. Edits made by NAQ must be approved by PI. NAQ is free to reformat the document as required, but NAQ is responsible for reproduction. This documentation can be supplied on CD-ROM. DAT tape or in compressed form on 3-1/2" floppy disks.


3.1.1 It is the responsibility of NAQ to acquire the necessary software required to edit this document. Changes to fonts and design of this electronic document are allowed. Customer is responsible for generating their own table of contents, index and maintaining document numbering and references.

                  Content on each medium will be reformatted to reflect the NAQ private label

3.2 PI will provide initial training in the installation and maintenance of PowerTrader Pro to qualified NAQ personnel at the following rates;

                  a)       $250 per day in the PI offices in Vancouver, BC

                  b) $400 per day at any other location designated by NAQ plus expenses and a fee for traveling time of $200 per day or part day spent in travel.

3.3      Subsequent support

Telephone support will be provided at the rate of $350 per month for six months. Thereafter, NAQ trained personnel will receive five hours of telephone support per month at no charge to NAQ. Any time over and above the allotted five hours will be billed to NAQ at a rate of $50.00 per hour. There will be no charge for support arising from problems relating to software bugs.


Article IV    Software Enhancement

4.1 PI will ship two complete sets of master updated software disks (3.5" diskettes and CD-ROM) which NAQ shall duplicate as required to provide to its Customers.



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4.2 PI  shall  provide  to NAQ a  released  version  (with  enhancements)  at no additional cost, other than those specified in Article VI within 30 days.

4.3 Enhancement of PowerTrader Pro may be done from time to time at the sole discretion of PI.

4.4 Enhancements and new features and upgrades requested by NAQ shall be paid for by NAQ. The costing of the said requests shall be determined by PI using the then industry standard rates and using personnel approved by PI. The timetable for the said requests shall be determined according to the scheduling capacity of PI.


Article V         OWNERSHIP

5.1 PI shall retain ownership and control of all software, trademarks, copyrights and confidential information provided to NAQ or its Customers pursuant to this Agreement, including all software, trademarks, copyrights and confidential information that may be embodied or contained in the software.

5.1a PI shall disclose development credits in (2) two places in the Integrity 2000 version of PowerTrader Pro stating the following: Integrity 2000 Developed for NAQ by Precision Investment Services Inc. of Vancouver, British Columbia, Canada.

5.2 NAQ shall retain ownership and control of all software, trademarks, copyright and confidential information provided to PI pursuant to this Agreement, including all software, trademarks, copyrights and confidential information that may be embodied or contained in the software.

5.3.1 PI shall place in escrow a complete copy of all Source Code to the Private Label version of PowerTrader Pro, including all software developed specifically for NAQ PI will further maintain a complete, current copy of all Source Code with revisions and updates that may be made periodically time to time. The escrowholder shall be a third party agreed to by both parties and the escrow holder's fees shall be paid by NAQ.

5.3.2 The escrow agreement shall provide, inter alia that the escrow documents shall only be released to NAQ in the event of:

                  a) a winding up of PI according to bankruptcy laws or no bona fide sale of the source code.



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ARTICLE VI   DEVELOPMENT COSTS AND LICENSE FEES

         Software Development.

6.1 NAQ has requested PI to decode the Ticker interface for NAQ's datafeed to enable interoperability (herein called the Ticker Interface Project) and PI has agreed to the Ticker Interface Project. The costs shall be paid by NAQ and cost is based on an hourly fee charged by PI of approximately $50.00 plus applicable taxes with an anticipated completion time of 4-6 weeks (anticipated development cost to be approximately $10,000.00 to $15,000.00). A deposit of $5,000. shall be paid by NAQ at the time of signing of this agreement. The balance of fees due shall be paid upon completion of the Ticker Interface Project. For further clarity, the first sale/contract shall constitute the completion of the Ticker Interface project.

         Reimbursement of Costs

6.2.1 $5,000 shall be paid upon execution of this agreement to partially reimburse cost of manual production, master CD creation, satellite connections and other hard costs.

6.2.2 Two further payments of $5,000 each shall be paid as follows:

                  a) Upon NAQ attaining a base of 500 customers using Power Trader Pro (Integrity 2000)

                  b) Upon NAQ attaining a base of 1000 customers using Power Trader Pro (Integrity 2000)

         License Fees.

         NAQ shall pay license fees each calendar month to PI as follows:

6.3.1 $25.00 for each Integrity 2000 Standalone system installed at Customer location.

6.3.2 $15.00 for each Integrity 2000 LAN Server installed at a Customer location.

6.3.3 $20.00 for each Integrity 2000 LAN Client system installed at a Customer location. Each of the monthly fees per terminal shall increase by $2.50 per installed screen in the second year of this agreement and shall increase again by a further $2.50 per installed screen in the third year of the agreement with an additional $1.50 per installed screen in the fourth year and $1.50 per installed screen in the fifth year.

6.4 NAQ shall be allowed to install demonstration systems at its prospective customer's locations for a maximum period of 30 days at each such location



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without  payment.  These systems shall be used for  demonstration  purposes as a marketing tool and as monitoring and support tools as part of marketing support and supervision_ (normal) activities. NAQ may install as many systems as it deems necessary at its own locations or at its agents' for demonstration purposes and as monitoring and support tools as part normal activities without payment.

6.5 NAQ shall pay to PI all amounts due and owing on the 20th day of each calendar month for the previous months installed systems provided that if the 20th day does not fall on a business day the payment shall be received by the next business day immediately following the 20th of such day.

         Customer Status.

6.6.1 By the 20th day of each calendar month, NAQ shall provide a statement listing the account number of all Customer locations of Integrity 2000 as of the last day of the previous month. This statement will also include NAQ Site Numbers, type of systems and quantity of each type installed.

Article VII      AUDIT

7.1 NAQ agrees to allow representatives of PI full access to all records relating to the operation relating to this Agreement. PI shall give 72 hours notice to NAQ of its intent to audit these records and NAQ agrees to provide promptly any and all information requested by PI's representatives during this audit.


Article VIII     SERVICE TERM

8.1 This Agreement shall take effect on date first above written and shall as hereinafter provided continue in force for a term of five (5) years from that date. Subsequent terms may be granted by PI on terms.


Article IX                 NAQ License Grant to PI

9.1 In consideration of $1.00 and other good and valuable consideration the receipt of which is hereby acknowledged NAQ hereby appoints PI as an authorized non exclusive agent for NAQ for North America to market NAQ's product. For each new customer(s) acquired by NAQ through the assistance of PI, a commission shall be paid by NAQ to PI equal to the sum of the first and last months fees charged to the new customer(s) for the software portion only of the service provided by NAQ. Software service portion is basic service offered for the Integrity Server, Standalone or Client Workstation. Basic service excludes any additional monthly charges such as communication facilities, Exchange fees, administration fees and any other fees not relating to the software service portion. The commission shall be paid in the month immediately following the acquisition of the new


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customer  according to the schedule in 6.5 of this agreement.  A lead generation sheet signed by a new customer will be satisfactory evidence to NAQ requiring payment of the commission after sign up by the client with NAQ.


Article X    TERMINATION

10.1 If either party, commits a material breach of any of its obligations hereunder the aggrieved party may serve notice in writing upon the party in breach requiring the said party to remedy the breach within 30 days of the date of the notice, failing which the aggrieved party may forthwith terminate this Agreement by giving notice of termination in writing to the party in breach. For further clarity and without limiting the generality of the foregoing a failure by NAQ to make any of the payments specified herein within the required times shall constitute a material breach. PI may at its option refuse to provide validation for new customers until said outstanding fees are paid in full in addition to any other remedies at law that are available to PI.


10.2 If either party ceases doing business as a going concern, is insolvent, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated bankrupt or insolvent, files or has filed against it a petition seeking any reorganization arrangement or composition under any present or future bankruptcy statute, law or regulation, then in any such event the other party may by notice in writing terminate this Agreement forthwith or from such date as its shall designate.

10.3     Arbitration
In the event that any disagreement arises between the parties, then such disagreement shall be referred to an arbitrator who shall be chosen by both parties, acting in good faith, who is not associated with either party to this Agreement. Except as herein provided, all terms and conditions with respect to the conduct of such arbitration shall be set by such arbitrator in accordance with the Commercial Arbitration Act of British Columbia. A decision by the arbitrator shall be final and biding upon all parties hereto. The cost of the arbitration and payment and allocation shall be determined by the arbitrator.

Article XI                 ADDITIONAL RIGHTS AND OBLIGATIONS ON TERMINATION

11.0 In the event of termination of this Agreement howsoever occasioned:

11.1 Each party shall return promptly to the other all copies of any material relating to the supply by such other of data hereunder which are in its


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possession or under its control,  except as set forth below.  The  provisions of article of 13 or 14 of this Agreement shall continue in full force after termination of this Agreement.

11.2 Neither party shall be relieved or discharged from any obligations which accrued prior to such termination, and termination hereof shall neither destroy nor diminish the binding force and effect of any of the provisions of this Agreement that expressly or by implication come into or continue in effect on or following termination hereof.

11.3 If this Agreement terminates upon expiration of a five year term, PI shall not, nor shall it cause any related or associated corporation of PI, nor any person who has an interest in any of the aforesaid corporations to use in any way the information provided by NAQ to PI under the agreement.

11.4 If this Agreement terminates upon expiration of a five year term, NAQ shall not, nor shall it cause any related or associated corporation of NAQ, nor any person who has an interest in any of the aforesaid corporations to use in any way the information provided by PI to NAQ under the agreement.

11.5 It is a condition of a grant of a further term that an intent to renew this agreement including proposed terms shall be delivered by NAQ to PI not less than six months prior to the termination of this agreement.

11.6 If the parties agree to extend this contract at the end of the term, but are unable to agree on terms, the contract shall be in force for an additional 6 months at the same terms and conditions.


Article XII                FORCE MAJEURE

12.1 If the performance by either party of its material obligations is delayed or becomes impossible or impractical because of any equipment failure, transmission difficulty, failure of the Exchanges to generate or transmit data, act or failure to act by a common carrier, Act of God, fire, tempest, earthquake or other event, strike, civil commotion, acts of government, war, civil unrest, or any other order, regulation, ruling, decision, or action of any labor union or association affecting the business with which this Agreement is concerned or any matter beyond the control or a party then such party shall not be liable to the other for any breach of its obligations hereunder by virtue of any such event and such party may upon notice to the other party suspend the performance of its obligation for the duration of any such delay, impossibility or impracticality.





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Article           XIII     MUTUAL RELEASES

13.1 Neither party shall be liable to the other or to any person or organization claiming by or through the other for any errors, omissions, or delays relating to the sequence, accuracy, or completeness in the information carried, furnished, or displayed by or through NAQ's equipment or for any damages arising therefrom or occasioned thereby nor shall either party have any liability or obligation for the accuracy or display of its stored computer data or for any damages arising therefrom or occasioned thereby, whether or not resulting from the negligence of either party, its employees, or agents. Furthermore, either party shall not be liable for any damages, either directly or indirectly attributable to either party, any other software, Communications Cards, Disks or any Information provided under the Agreement. This includes loss of business, anticipatory profits and consequential damages of either party and their Customers.


Article XIV     RESTRICTIONS ON DISSEMINATION AND USE

14.1 NAQ and PI Mutually Acknowledge and Agree to Maintain Confidentiality. - NAQ and Pi mutually acknowledge that each Party's Confidential Information is the property and trade secrets of the other Party and that any publication or disclosure to third parties of the other Party's confidential Information may cause immediate and irreparable harm to the other Party. Each Party will take all reasonable steps to maintain the confidentiality of the other Party's Confidential Information.

14.2 Prohibition on Making PI and NAQ Confidential Information Available to Others. - Each Party shall not, without the other Party's prior written consent or as expressly provided in this Agreement, disclose, provide, or make available any of the other Party's Confidential Information in any form to any person, except to employees or consultants of the Party whose access is necessary to enable that Party to exercise its rights under this Agreement.

14.3 Restriction on Both Parties' Employees and Customers. - Each Party shall require any employee or Customer having such access to agree, in writing to maintain the confidentiality of the other Party's Confidential Information.

14.4 Restriction on Both Parties' Employees and Customers. - Each Party shall require any employee or Customer having such access to agree, in writing to maintain the confidentiality of the other Party's Confidential Information.


Article XV      COPYRIGHT, COPYING AND TRADEMARKS

15.1  Prohibition on Copying  Printed  Material.  - Each Party shall not copy or



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cause to be copied all or any part of the other Party's Confidential Information which is in human-readable form, except if authorized in advance by the other Party or expressly provided in this Agreement.

15.2 Disclosure of Machine-Readable Material. - Each Party shall not copy or cause to be copied all or any part of the other Party's Confidential information which is in machine-readable form, except if authorized in advance by the other Party or expressly provided in this Agreement.

15.3 Legend Required on Copies. - On all authorized copies made by each Party, each Party shall include proprietary, copyright, trademark and trade secret legends, in the same form and location as any legend appearing on the original from which the copies are made, or in any other form and location specified by the other Party from time-to-time in writing.

15.4 Prohibition on Removal of Legend. - Each Party shall not remove any proprietary, copyright, or trade secret legend from any of the other Party's Confidential Information.

15.5 Log Required of All Copies. - Each Party shall maintain a log of the number and location of all originals and copies of the other Party's Confidential Information, and shall notify the other Party in writing if any of the copies are kept in any location other than the designated site.

15.6 Reference to Copyright. - The inclusion of copyright notice on any of the other Party's Confidential Information shall not cause, or be construed to cause, it to be a published work.

15.7 Reference to Copyright and Trademark. - Each Party shall identify and refer to the various copyright and trademarks of the other Party or its related or associated companies as such whenever used, such as, but not limited to marketing, advertising and providing services to Customers. Each Party shall not make any use or take any action inconsistent with the other Party's or its related or associated companies' copyright and trademarks.

Article           XVI      MISCELLANEOUS

16.1 Entire Agreement-This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and no modification, amendment, waiver, termination or discharge of this Agreement or of any provisions hereof shall be binding upon either party hereto unless confirmed by a written instrument signed by the duly authorized representative of what party.

16.2 Notices - All notices from either party to the other may be delivered personally or sent by registered or certified mail or by fax followed by a confirmation letter to the addresses indicated herein or an those addresses may be changed from time to time by notice.


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Precision Investment Services Inc,
#208 - 700 West Pender Street
Vancouver British Columbia
V6C 1 G8
Attention: Mike Withrow
Fax: 604-685-1513

North American Quotations, Inc.
PO Box 130
1112 Hyde Park Road
London, Ontario
NOM 1ZO
Attention Walter J. Medwid
Fax: 519-657-3331

Any such notice shall be deemed to have been received:

A) In the case of a letter, on the day on which the letter is actually received or five (5) business days after posting by air mail, air mail. whichever is the earlier: or

B) In the case of a fax, at the time and on the day that the whole of the said notice or communication has been transmitted from the sending Fax machine, with transmission verified as complete.

16.3 Illegal Transactions - Both parties agree that they will not engage in and acknowledge that they are not presently engaged in the operation of any illegal transactions or business and will not use or permit anyone to use information received from one another for any illegal purpose.

16.4 Heading - The headings appearing at the beginning of several articles contained herein have been inserted for identification and reference purposes and shall not be themselves determine the construction or interpretation of this Agreement.

16.5 Assignment - Neither party to this Agreement shall assign or purport to assign any of its rights and responsibilities under this Agreement without the prior consent in writing of the other party except that an assignment may be made to an organization that is under the same beneficial interest which shall mean that regardless of how the title is vested, the resources, responsibility and benefit of profit resides in substantially the same hands as the assigning organization.

16.6 Inurement - Subject to the provisions hereof, this Agreement shall be binding upon the inure to the benefit of the parties and their respective successors and assigns. In the event of a merger or consolidation involving either party, this Agreement shall be binding on the surviving entity to such merger or consolidation. In the event either party shall sell substantially all of its assets, this Agreement shall be binding on the party acquiring such assets.


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16.7  Further  Assurance  - The  parties  shall  execute  and  deliver  all such documents and take all such action and do all such things as shall be necessary for the complete performance of their respective obligations under this Agreement.

16.8 Counterparts - This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute one and the same agreement.

16.9 Severance - If any term or provision of this Agreement shall be determined or found to be invalid or unenforceable by any court of competent jurisdiction, then such term or provision shall be deemed severed from the balance of this Agreement which shall continue in full force and effect as if any such term or provision had not been contained herein.

ARTICLE XVII         GOVERNING LAW

17.0 This agreement is governed by the laws of the Province of British Columbia and the parties hereto shall attorn to the courts of British Columbia.

IN WITNESS WHERE OF THE PARTIES HAVE HERETO AFFIXED THEIR
SIGNATURES BY THEIR AUTHORIZED SIGNATORIES

Precision Investment Services,              North American Quotations
Inc.                                        Inc.


   By:  /s/ Michael C. Withrow                 By: /s/ Walter J. Medwid

   Name: Mike Withrow                          Name: Walter J. Medwid


   Title: President                            Title: Director, Operations

   Dated:  03-05-96                            Dated: 03-06-96

   Witness: /s/ Holly Pangman                  Witness: /s/ Blair Doman




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                                 AMENDMENT NO. 1

THIS AMENDMENT NO. 1 dated as of June 27, 1996 is to NAQ/PRECISION SOFTWARE LICENSE AGREEMENT effective February 9, 1996 (the "Agreement") between PRECISION INVESTMENT SERVICES, INC. ("PI") and NORTH AMERICAN QUOTATIONS, INC. (the "NAQ").

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Except as amended hereby, the Agreement shall remain in full force and effect.

2. Section 6.1 of the Agreement is deleted and replaced with the following:

                  6.1 NAQ has requested PI to decode the Ticker Interface for NAQ's datafeed to enable interoperability (herein called the Ticker Interface Project) and PI has agreed to the Ticker Interface Project. The cost to develop the Ticker Interface Project shall be paid by NAQ and is based on an hourly fee charged by PI of approximately $50.00, but not to exceed a total cost of $20,000.00 (the "Ceiling") to NAQ, excluding taxes. A deposit of $5,000 shall be paid by NAQ at the time of signing of this agreement. The balance of the fees due shall be paid upon the completion of the Ticker Interface Project, with the exception of one interim payment in the amount of $14,189.27 which will be paid within 30 days of issue date and is to be applied against the Ceiling. For further clarity the first sales/contract shall constitute the completion of the Ticker Interface Project.


Agreed to:

Precision Investment Services                  North American Quotations,
Inc.                                           Inc.



   By: /s/ Michael C. Withrow                      By: /s/ Walter J. Medwid

   Name: Mike Withrow                              Name: Walter J. Medwid

   Title: President                                Title: Director, Operations

   Dated: 07-04-96                                 Dated: 7-17-96

   Witness:                                        Witness: /s/ Carole Olkowski